Exhibit 99.1

ENTROPIC COMMUNICATIONS REPORTS FIRST QUARTER RESULTS

Conference Call to be Webcast Today at 2:30 p.m. Pacific Time

SAN DIEGO, April 26, 2011 — Entropic Communications, Inc. (Nasdaq: ENTR), a leading provider of silicon and software solutions to enable connected home entertainment, today reported its first quarter results for the period ended March 31, 2011. Entropic reported first quarter net revenues of $71.5 million, an increase of 1 percent compared with $70.8 million in the fourth quarter of 2010 and an increase of 91 percent compared to $37.5 million in the first quarter of 2010.

In accordance with U.S. generally accepted accounting principles (GAAP), the Company’s first quarter net income was $11.9 million, or $0.13 per share (diluted). This compares with GAAP net income of $48.6 million, or $0.55 per share (diluted) in the fourth quarter of 2010. Included in GAAP net income for the fourth quarter of 2010 was a one-time tax benefit of $31.6 million, or $0.36 per share (diluted), associated with the reversal of a valuation allowance related to certain deferred tax assets.

Non-GAAP net income in the first quarter was $19.6 million, or $0.22 per share (diluted), compared to non-GAAP net income of $20.3 million, or $0.22 per share (diluted) in the fourth quarter of 2010.

“In the first quarter we saw continued expansion of the connected home entertainment market and momentum toward delivery of IP-based video into and throughout the home,” said Patrick Henry, president and CEO of Entropic Communications. “During the quarter, we benefited from a ramp in our MoCA products by U.S. Cable MSOs as they continued to roll-out advanced service offerings. This momentum coupled with strength at Verizon offset seasonal softness from U.S. Satellite service providers. We are optimistic about the long-term growth prospects for Entropic and are excited about the rapidly growing, large markets we serve. By driving innovation, staying ahead of competition on delivering next-generation silicon including the first MoCA 2.0 products and by working closely with our partners and customers, we will continue to shape the market and enrich the connected home experience.”

	Three Months ended
(In millions, except per share data)	Mar. 31, 2011	Dec. 31, 2010	Mar. 31, 2010
Net revenues	$71.5	$70.8	$37.5
GAAP net income	$11.9	$48.6	$1.8
GAAP net income per share (basic)	$0.14	$0.58	$0.02
GAAP net income per share (diluted)	$0.13	$0.55	$0.02

Non-GAAP net income[1]	$19.6	$20.3	$4.4
Non-GAAP net income per share[1] (diluted)	$0.22	$0.22	$0.06

1.	Please refer to “Non-GAAP Financial Measures” below and the financial statements portion of this press release for an explanation of the non-GAAP financial measures contained in the table above and a reconciliation of such measures to the comparable GAAP financial measures.

-more-

ENTROPIC COMMUNICATIONS REPORTS FIRST QUARTER 2011 RESULTS	PAGE 2

Recent Highlights

•

Announced Tianjin Broadcast and TV Networks began to deploy Entropic’s Ethernet-over-Coax (EoC) solution in 2010 to provide coverage to 1.3 million subscribers and offer advanced broadband data services. By implementing Entropic’s EoC solution, Tianjin Broadcast and TV Networks offer bi-directional communication over a single coax network, which directly responds to the Chinese government’s mandate for network convergence and cable plant upgrades for triple play services. In addition, Entropic’s EoC solution serves as a solid backbone to ensure a robust, scalable network, which is required to deliver higher bandwidth value-added services to subscribers.

•

Announced Guangzhou Digital Media Group selected Entropic’s EoC technology to increase revenue by offering new premium services such as IPTV, broadband connectivity and interactive TV. Guangzhou Digital Media Group is running IPTV service powered by Entropic’s high bandwidth, robust solution and has plans to actively grow its IPTV business by deploying a total of 50,000 IPTV subscribers in 2011 and 200,000 IPTV subscribers within three years.

•

Opened a new office in Shin-Yokohama, Japan. The new office provides sales and technical support to existing and new Japanese partners and customers that are looking to drive MoCA-embedded consumer electronics offerings—from connected and 3DTVs to next-generation IP set-top boxes—in the U.S. market.

•

Strengthened our Asia-Pacific team with the addition of Mr. Tom Luan as vice president and general manager in China. In this new position, Mr. Luan will oversee the development and implementation of business strategies for all Entropic product lines in China. A recognized leader in the semiconductor industry, Mr. Luan brings more than 15 years of general management and commercial experience in building and scaling organizations throughout the greater China region.

For More Information

Entropic management will be holding a conference call today, April 26, 2011, at 2:30 p.m. Pacific Time/5:30 p.m. Eastern Time to discuss the Company’s results for the first quarter of fiscal 2011 and to provide guidance for the second quarter. You may access the conference call via any of the following:

Teleconference:	631-813-4729

Conference ID:	56391870

Web Broadcast:	http://ir.entropic.com/events.cfm

Replay:	706-645-9291

ENTROPIC COMMUNICATIONS REPORTS FIRST QUARTER 2011 RESULTS	PAGE 3

About Entropic Communications

Entropic Communications, Inc. (Nasdaq:ENTR) is a leading fabless semiconductor company that is engineering the future of connected home networking and entertainment by providing next-generation silicon and software technologies to the world’s leading cable, telecommunications and satellite service providers, OEMs and consumer electronic manufacturers. As a co-founder of MoCA (Multimedia over Coax Alliance), Entropic pioneered and continues to evolve the way high-definition television-quality video and other multimedia and digital content such as movies, music, games and photos are brought into and delivered throughout the home. For more information, visit Entropic at www.entropic.com.

Non-GAAP Financial Measures

This press release and the accompanying tables contain the following non-GAAP financial measures: net income and net income per share. These non-GAAP financial measures exclude the effects on the Statement of Operations of, among others, all forms of stock-based compensation, non-cash acquired intangibles amortization, the tax benefit associated with the valuation allowance reversal, and the cash tax difference and their related effects on the number of diluted shares used in calculating non-GAAP income per share.

Management uses these non-GAAP financial measures to manage the Company’s business, including setting operating budgets and executive compensation plans. These non-GAAP measures are also used to (i) supplement the financial results and forecasts reported to the Company’s board of directors, (ii) evaluate the Company’s operating performance, (iii) compare the Company’s performance to internal forecasts, and (iv) manage the Company’s business and benchmarking performance internally. The non-GAAP measures have been made available to stockholders consistently in the past to provide transparency on how management manages the Company’s operating performance. Management believes that these non-GAAP operating measures are useful to investors, when used as a supplement to GAAP measures, in evaluating the Company’s ongoing operational performance.

The non-GAAP financial measures disclosed by the Company should not be considered in isolation or a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations to those financial statements should be carefully evaluated. The non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.

Forward-Looking Statements

Statements in this press release that are not strictly historical in nature constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements regarding our expectations for Entropic’s market penetration and overall market expansion, continued and/or future revenue, earnings and product sales growth and the factors that may contribute to such growth. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause Entropic’s actual results to be materially different from historical results or from any results expressed or implied by such forward-looking statements. These factors include, but are not limited to, our dependence on a limited number of customers and service providers for a substantial portion of our revenues; risks that the market for HD and SD video and other multi-media content delivery and networking solutions in the United States, China and elsewhere will not develop as we expect; risks associated with competing against larger and more established companies and our ability to compete successfully in the market for MoCA-compliant chipsets; risks associated with timely development and introduction of new or enhanced products; the risk that management’s financial estimates, including estimates used in the calculation of the effective cash tax rate upon which we base our non-GAAP earnings, will be different than expected; risks that our collaborations and partnerships will not yield their anticipated benefits; risks associated with adverse U.S. and international economic conditions; and other factors discussed in the “Risk Factors”

ENTROPIC COMMUNICATIONS REPORTS FIRST QUARTER 2011 RESULTS	PAGE 4

section of Entropic’s Annual Report on Form 10-K for the year ended December 31, 2010. All forward-looking statements are qualified in their entirety by this cautionary statement. Entropic is providing this information as of the date of this release and does not undertake any obligation to update any forward-looking statements contained in this release as a result of new information, future events or otherwise.

Entropic Communications® and the stylized Entropic “curve” logo are either trademarks or registered trademarks of Entropic Communications, Inc. in the United States and/or other countries.

Investor Contact:

Debra Hart

Director, Investor Relations

858.768.3852

debra.hart@entropic.com

Media/Industry Analyst Contact:

Ruder Finn for Entropic Communications

Chris Fallon

212.715.1691

fallonc@ruderfinn.com

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ENTROPIC COMMUNICATIONS, INC.

GAAP Condensed Consolidated Statements of Operations

(In thousands, except for per share information)

	Three Months Ended
	March 31, 2011	December 31, 2010	March 31, 2010
	(unaudited)	(unaudited)	(unaudited)

Net revenues	$71,521	$70,796	$37,451

Cost of net revenues	31,939	32,764	17,701

Gross profit	39,582	38,032	19,750

Operating expenses:

Research and development	13,149	13,023	11,538

Sales and marketing	4,820	4,376	3,778

General and administrative	3,689	3,624	2,700

Total operating expenses	21,658	21,023	18,016

Income from operations	17,924	17,009	1,734

Other income, net	189	63	25

Income before income taxes	18,113	17,072	1,759

Income tax provision (benefit)	6,258	(31,511)	1

Net income	$11,855	$48,583	$1,758

Net income per share - basic	$0.14	$0.58	$0.02

Net income per share - diluted	$0.13	$0.55	$0.02

Weighted average number of shares used to compute net income per share - basic	85,408	83,979	71,322

Weighted average number of shares used to compute net income per share - diluted	89,321	88,068	73,989

ENTROPIC COMMUNICATIONS, INC.

GAAP Condensed Consolidated Balance Sheets

(In thousands)

	March 31,	December 31,	March 31,
	2011	2010	2010
	(unaudited)		(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$35,405	$98,100	$38,499
Marketable securities	106,991	48,275	—
Accounts receivable	23,706	18,244	18,188
Inventory	35,363	39,915	17,007
Deferred tax assets, current	9,070	14,307	—
Prepaid expenses and other current assets	5,906	6,226	2,542

Total current assets	216,441	225,067	76,236
Property and equipment, net	11,626	11,354	11,334
Long-term marketable securities	36,734	22,386	—
Intangible assets, net	—	—	1,217
Deferred tax assets, long-term	17,304	17,304	—
Other long-term assets	2,963	2,697	230

Total assets	$285,068	$278,808	$89,017

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$9,853	$18,278	$6,666
Accrued expenses and other current liabilities	4,550	3,634	2,987
Accrued payroll and benefits	4,994	6,666	3,219

Total current liabilities	19,397	28,578	12,872
Deferred rent	1,455	1,568	1,871
Other long-term liabilities	20	72	989
Stockholders’ equity	264,196	248,590	73,285

Total liabilities and stockholders’ equity	$285,068	$278,808	$89,017

ENTROPIC COMMUNICATIONS, INC.

Unaudited Reconciliation of Non-GAAP Adjustments

(In thousands, except for per share information)

This press release contains the following non-GAAP financial measures: net income and net income per share. The presentation of such measures is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. Our non-GAAP net income and net income per share exclude the items listed below.

The following table sets forth such non-GAAP measures for the applicable periods as well as the reconciliation of such measures to the directly comparable GAAP measures for the periods shown.

	Three Months Ended
	March 31, 2011	December 31, 2010	March 31, 2010
	(unaudited)	(unaudited)	(unaudited)

GAAP net income	$11,855	$48,583	$1,758

Non-GAAP adjustments:

Stock-based compensation:

Cost of net revenues	129	128	63

Research and development	1,433	1,397	1,079

Sales and marketing	428	445	312

General and administrative	964	968	738

Total stock-based compensation	2,954	2,938	2,192

Acquisition-related items:

Amortization of intangible assets:

Cost of net revenues	—	406	406

Income tax effects of pre-tax adjustments	(1,034)	—	—

Benefit related to the release of deferred tax asset valuation allowance	—	(31,591)	—

Cash tax difference (1)	5,817	—	—

Total of non-GAAP adjustments	7,737	(28,247)	2,598

Non-GAAP net income	$19,592	$20,336	$4,356

Weighted average shares (basic)	85,408	83,979	71,322
Adjustment for dilutive shares	3,913	7,405	4,953

Weighted average shares (diluted)	89,321	91,384	76,275

GAAP net income per share (basic)	$0.14	$0.58	$0.02
Non-GAAP adjustments detailed above	0.08	(0.36)	0.04

Non-GAAP net income per share (diluted) (2)	$0.22	$0.22	$0.06

(1)	The Company’s non-GAAP net income per share is calculated using the cash tax rate of 7%. The estimated cash tax rate is the estimated tax payable on the Company’s tax returns as a percentage of estimated annual non-GAAP pre-tax net income. The Company uses an estimated cash tax rate to adjust for the historical variation in the effective book tax rate associated with the reversal of valuation allowances, the utilization of research and development tax credits, and the utilization of loss carryforwards which currently have an overall effect of reducing taxes payable. The Company believes that the cash tax rate provides a more transparent view of the Company’s operating results. The Company’s effective tax rate used for the purposes of calculating GAAP net income for the first quarter of 2011 was approximately 35%.
(2)	During the quarter ended March 31, 2011, the Company changed its methodology for calculating non-GAAP net income per share by using the GAAP share count in the calculation of non-GAAP net income per share, and has reflected the effects of such change for the quarter ended March 31, 2011.